Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE COMMENTS ON ADVICE FROM TRACINDA
Las Vegas, Nevada, June 20, 2007 — MGM MIRAGE (NYSE: MGM) announced that its majority stockholder Tracinda Corporation advised the Company’s Board of Directors at yesterday’s regularly scheduled meeting that it had determined not to pursue negotiations regarding a possible acquisition of the Company’s Bellagio and CityCenter properties, and that it would be making a public announcement to that effect. In view of this advice, the Board of Directors terminated the Transactions Committee formed to consider any proposal that Tracinda might choose to make.
J. Terrence Lanni, MGM MIRAGE’s Chairman and Chief Executive Officer said: “We are very gratified by the overwhelming interest in our company that followed Tracinda’s initial announcement. We want to thank the Transactions Committee and its advisors, UBS Investment Bank and Weil, Gotshal & Manges LLP, for their efforts during this period.”
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
Contacts:

Investment Community	News Media
JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer & Treasurer	Senior Vice President Public Affairs
(702) 693-8877	(702) 891-7147
afeldman@mirage.com
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM